Exhibit 10.6

Novelion Services USA, Inc.
2711 Centerville Road
Suite 400
Wilmington, DE 19808

November 28, 2016

Gregory Perry

c/o Aegerion Pharmaceuticals, Inc.

One Main Street

Suite 800
Cambridge, MA 02142

Dear Greg:

RE:  Offer of Employment

As you are aware, Aegerion Pharmaceuticals, Inc. (“Aegerion”), QLT Inc. and Isotope Acquisition Corp. have agreed to carry out a merger (the “Merger”) on the terms set out in the Agreement and Plan of Merger dated June 14, 2016 (the “Merger Agreement”).

Following the Merger, Aegerion will become an indirect subsidiary of Novelion Services USA, Inc., a Delaware corporation (“Novelion Services”).  Novelion Services is currently a subsidiary of QLT Inc., a British Columbia company, which we anticipate will change its name to “Novelion Therapeutics Inc.” (“Novelion Canada”).

We are pleased to offer you employment with Novelion Services in the position of Chief Financial and Administrative Officer, commencing effective on the completion of the Merger, which is currently anticipated to be November 29, 2016 (the “Commencement Date”).

Should you choose to accept this offer, the terms and conditions of your employment with Novelion Services will be the same as those set out in your current employment agreement with Aegerion which is attached as Schedule “A” to this letter (the “Aegerion Agreement”), except that the terms and conditions of the Aegerion Agreement will be modified and supplemented as follows:

1.                                      Defined Terms:  In the Aegerion Agreement, references to the “Company” or “Aegerion” (or any other references indicating your employer) will be deemed to be references to Novelion Services, references to the “Board” will be deemed to be references to the Board of Directors of Novelion Services, and references to the “Agreement” or the “Employment Agreement” (or any other references to the terms and conditions of your employment) will mean the Aegerion Agreement as modified and supplemented by this letter.  In this letter, “Affiliate” has the meaning given to it in the Delaware General Corporation Law, and any other capitalized terms that are not defined in this letter will have the meanings given to them in the Aegerion Agreement.

2.                                      Responsibilities and Reporting:  As, Chief Financial and Administrative Officer, you will have the duties and responsibilities set out in Section 3(a) of the Aegerion Agreement in respect of Novelion Services.  As described below, under the Master Service Agreement between Novelion Canada and Novelion Services that will be entered into on or about the completion date of the Merger, as amended from time to time (the “Service Agreement”) you may also be required to perform services to Novelion Canada and other Affiliates of Novelion Canada, including holding an office in Novelion Canada.  For certainty, you will be an employee of Novelion Services and not an employee of Novelion Canada, and when you provide services to Novelion Canada you will be doing so as an employee of Novelion Services in the context of certain management services it provides to Novelion Canada under the Service Agreement.  You will report to the Chief Executive Officer of Novelion Services.

3.                                      Base Salary:  You will be paid the Base Salary reflected in the Aegerion Agreement, subject to adjustment by the Board or Compensation Committee thereof from time to time.

4.                                      Length of Service:  Novelion Services will recognize your length of service with Aegerion for all purposes related to your employment with Novelion Services, including for the purpose of determining your entitlements on termination of your employment pursuant to the Aegerion Agreement.

5.                                      Accrued Obligations:  Your employment with Aegerion will cease immediately prior to the Commencement Date and Aegerion will be responsible for providing you with all accrued but unpaid Base Salary and unreimbursed expenses incurred in accordance with the Aegerion Agreement up to such date. Aegerion will also be responsible for making the Incentive Payment set out in Section 4(e)(iii) of the Aegerion Agreement and paying any Retention Bonus Amount Aegerion agreed to pay you and that remains unpaid as of the Commencement Date.  Any vacation time that you have accrued under Aegerion’s vacation policy as of the Commencement Date, but not used as of such date, will be “rolled over” to Novelion Services.  Novelion Services will credit you with this time for purposes of its vacation policy.  By accepting this offer, you consent to the rollover of this vacation time and acknowledge and agree that you are not entitled to any payment for this vacation time in connection with the transfer of your employment from Aegerion to Novelion Services.  For certainty, you will continue to be obligated to repay your Relocation Transition Allowance pursuant to Section 6 of the Aegerion Agreement if you resign from employment with Novelion Services other than for Good Reason or are terminated for Cause, and you will pay such amount to Aegerion and/or Novelion Services at the direction of Novelion Services.

6.                                      No Severance or Good Reason:  You agree that (a) the transfer of your employment from Aegerion to Novelion Services and any other changes to the terms and conditions of your employment that are expressly contemplated by this letter, and/or (b) any changes to your duties or responsibilities that directly result from the Merger (including without limitation any such changes directly resulting from your new status as an

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executive officer of a subsidiary of Novelion Canada) shall not, individually or in the aggregate, constitute Good Reason for purposes of the Aegerion Agreement or the Employment Agreement or entitle you to any Severance Benefits, Accelerated Equity Benefit, Retention Bonus Amount or any other severance benefits or the acceleration of any vesting or other rights, to which you might otherwise be entitled.  You agree that, to the extent required by law to permit Aegerion to rely on this paragraph 6, Novelion Services is and will be deemed to be acting as agent or trustee on behalf of and for the benefit of Aegerion.

7.                                      Stock Options / Equity Grants:  Any stock options, restricted stock units, or other equity awards that you may have been granted pursuant to the Inducement Plan or 2010 Stock Option and Incentive Plan will be dealt with as set out in the Merger Agreement.  Once the Merger is completed, any such outstanding entitlements will be governed by and subject to the applicable stock option plan and stock option agreement.

8.                                      Right to Work in Canada:  You will cooperate with Novelion Services to seek, obtain, and maintain the right to work in Canada to provide services on behalf of Novelion Services to Novelion Canada and any of its other Affiliates.  Novelion Services will pay the reasonable costs associated with obtaining a permit to work in Canada.

9.                                      Commuting to Canada:  You acknowledge that travel will be required in connection with your employment, including commuting on a regular basis to such locations in Canada as are required for Novelion Services to provide its management services to Novelion Canada and its Canadian Affiliates.

10.                               Tax Consultation Expenses:  Each year so long as you are providing management services, you will be entitled to reimbursement for your reasonable expenses up to a maximum of USD $5,000 for an independent tax consultation regarding the Canadian tax implications of your work on behalf of Novelion Services in Canada and/or preparation of your Canadian tax return.

11.                               Tax Equalization:

(a)         As you will be subject to income tax and social security obligations arising from your services performed in Canada on behalf of Novelion Services, Novelion Services is prepared to address the overall tax and social security burden that you experience with the intention that your total tax and social security burden while working in both the United States and Canada will be equal to what your tax and social security burden would have been had you remained working solely in your Equalization State, as defined in subparagraph (b) below. Novelion Services will provide you with tax equalization in connection with all income tax and social security liabilities arising from the performance of your employment duties within Canada. Novelion Services intends that the income taxes and social security levies payable by you on all taxable employment income and related benefits, as prescribed by the applicable tax and social security laws, should be no better or worse than the personal taxes and social security levies you would have been required to pay on such amounts if your

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employment duties had been performed solely in your Equalization State. Where your annual tax and social security obligation yields a higher total obligation than if your employment duties were solely performed in your Equalization State, Novelion Services will reimburse you for the difference.  Where your annual tax and social security obligations yields a lower total tax and social security impact than if your employment duties were solely performed in your Equalization State, you will reimburse Novelion Services for the difference.

(b)         “Equalization State” means, at your election, either Massachusetts or Rhode Island or in the absence of an election by you within 30 days of the Commencement Date, Novelion Services may choose which of those two states will be your Equalization State.

(c)          You will provide all information necessary for the preparation of a tax equalization calculation.

(d)         Novelion Services will pay all reasonable costs and professional fees related to calculating this equalization payment, and reserves the discretion to establish the process and criteria for determining the tax equalization calculation. For clarity, the tax equalization payments described in this paragraph 11 will not take into consideration or apply to any taxable income from sources other than your employment with Novelion Services, and you will remain responsible for all income taxes arising from your personal income.

(e)          If you establish your primary residence in Canada, Novelion Services’ obligations under this paragraph 11 will cease, provided that there will be a pro-rated adjustment for any partial year.

(f)           If your employment is terminated for any of the reasons described under Section 7 of the Aegerion Agreement, then between January 1 and July 31 of the calendar year following the calendar year in which such termination occurs, Novelion Services will pay you any remaining tax equalization payments owed in accordance with this paragraph 11 or, in the event that the reconciliation results in you owing money to Novelion Services, you will make such payment to Novelion Services.

12.                               Release:  The form of Release of Claims contemplated in the Aegerion Agreement will be the form attached as Schedule “B” to this Agreement.

13.                               Employment Standards:  This provision applies only if and to the extent that the employment laws of Canada apply to your employment.  If the minimum standards in the British Columbia Employment Standards Act or Ontario Employment Standards Act, 2000, or any other applicable employment standards legislation, as they exist from time to time are more favorable to you in any respect than provided for in the Employment Agreement, including but not limited to the provisions in respect of notice of termination, the provisions of the applicable Employment Standards Act or legislation will apply.

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14.                               Confidentiality, Assignment of Intellectual Property and Non-Competition:  As a condition of your employment with Novelion Services, and in consideration of the commitments set forth in this letter, you agree to execute and deliver to Novelion Services the Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement attached as Schedule “C” to this letter (the “Ancillary Agreement”), which will take effect on the Commencement Date, following which any references to the “Confidentiality Agreement” in the Aegerion Agreement will be deemed to be references to the Ancillary Agreement. Your acceptance of this offer of employment or execution of the Ancillary Agreement does not affect your obligations to Aegerion or the rights of Aegerion under the Confidentiality Agreement arising from your employment with Aegerion prior to the Commencement Date.

15.                               Priority:  If there is any conflict or inconsistency between these Supplementary Terms and the Aegerion Agreement, these Supplementary Terms will take precedence.

If the terms and conditions of your employment described in this letter and the terms and conditions of the Ancillary Agreement are acceptable to you, please sign this letter (where indicated on the next page) and the enclosed Ancillary Agreement, and return signed copies of the foregoing to us by November 28, 2016.

If you have any questions or concerns, please do not hesitate to contact Geoffrey Cox.

[Remainder of this page intentionally left blank]

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Yours truly,

NOVELION SERVICES USA, INC.

Per:	/s/ Dr. Geoffrey F. Cox
Authorized Signatory

I, Gregory Perry, have read, understand and agree with the terms and conditions of employment referenced in this letter.  I have had a reasonable opportunity to consider these terms and conditions and seek independent legal advice, and I accept employment with Novelion Services on these terms and conditions.

/s/ Gregory Perry	November 28, 2016
Signature	Date

Gregory Perry – Employment Agreement

SCHEDULE “A”

AEGERION AGREEMENT

[See attached]

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 26th day of June 2015, by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Gregory Perry (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any accrued but unused vacation time through the Date of Termination.

(b) “Base Salary” shall mean the salary provided for in Section 4(a) hereof.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Confidentiality Agreement” shall mean the Company’s Confidentiality, Assignment and Noncompetition Agreement attached hereto as Exhibit A.

(e) “Cause” shall mean (i) Employee’s failure (except where due to a Disability), neglect, or refusal to perform in any material respect Employee’s duties and responsibilities, (ii) any act of Employee that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its affiliates in any material respect, (iii) Employee’s conviction of, or plea of guilty or no contest to: (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or otherwise result in material injury to the reputation or business of the Company, (iv) the commission by Employee of an act of fraud or embezzlement against the Company, or any other act that creates or reasonably could create negative or adverse publicity for the Company; (v) any violation by Employee of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, (vi) Employee’s violation of federal or state securities laws, or (vii) Employee’s breach of this Agreement or breach of the Confidentiality Agreement.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g) “Date of Termination” shall mean the date on which Employee’s employment terminates.

(h) “Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(i) “Effective Date” shall mean July 6, 2015.

(j) “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s duties, or responsibilities, (ii) a material reduction in Base Salary as set forth in Section 4(a) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Employee’s principal place of employment more than fifty (50) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(k) “Release of Claims” shall mean a separation agreement in a form acceptable to the Company under which Employee releases the Company from any and all claims and causes of action and the execution of which is a condition precedent to Employee’s eligibility for Severance Benefits in the event his employment is terminated by the Company without Cause or by Employee for Good Reason, as described in Sections 7(d) and 7(e).

(l) “Severance Benefits” shall mean (i) continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, and (ii) subject to the Employee’s timely election of COBRA and copayment of premium amounts at the active employees’ rate, payment of the employer portion of the premiums for the

Company’s group health and dental program for the Employee in order to allow him to continue to participate in the Company’s group health and dental program until the earlier of (Y) 12 months from the Date of Termination, and (Z) the date the Employee becomes re-employed and eligible for health and/or dental insurance; provided, however, that this subsection (ii) is to be modified, as required, and by mutual agreement of the parties, to comply with the non-discrimination rules and other provisions and requirements of the Patient Protection and Affordable Care Act.

(m) “Severance Term” shall mean the twelve (12) month period, which commences on the first pay day that is at least thirty-five (35) days from the Date of Termination following termination by the Company without Cause or by Employee for Good Reason.

Section 2. Acceptance and Term.

The Company agrees to employ Employee on an at-will basis, and Employee agrees to accept such employment and serve the Company, in accordance with the terms and conditions set forth herein. The term of employment (referred to herein as the “Term) shall commence on the Effective Date and shall continue until terminated by either party at any time, subject to the provisions herein.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as Chief Financial Officer of the Company (together with such other position or positions consistent with Employee’s title or as the Company shall specify from time to time) and shall have such duties and responsibilities commensurate therewith, and such other duties as may be assigned and/or prescribed from time to time by the Chief Executive Officer and/or the Board.

(b) Performance. Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder. Employee represents that he has provided the Company with a comprehensive list of all outside professional activities with which he is currently involved or reasonably expects to become involved. In the event that, during his employment by the Company, the Employee desires to engage in other outside professional activities, not included on such list, Employee will first seek written approval from the CEO or President and such approval shall not be unreasonably withheld.

Section 4. Compensation.

(a) Base Salary. In exchange for Employee’s satisfactory performance of his duties and responsibilities, Employee initially shall be paid a semi-monthly Base Salary of $16,250 ($390,000 on an annualized basis), payable in accordance with the regular payroll practices of the Company. All payments in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

(b) Bonus. In addition to the Base Salary, Employee will be eligible for the following bonus compensation:

(i) Target Bonus: Employee will be eligible to earn an annual target bonus of up to 45% of his Base Salary (the “Target Bonus”), prorated in 2015 to reflect his start date. The actual amount of such bonus, if any, including any overachievement component, will be determined by the Board and Employee’s manager in their sole discretion, based upon Company performance, Employee’s achievement of a series of mutually agreed upon performance milestones, and any other factors that the Board, in its discretion, deem appropriate. Employee’s achievement of such milestones, as well as the amount of any bonus, shall be determined by the Board and Employee’s manager in their sole discretion. For 2015, the individual portion of Employee’s target bonus (20% of eligible pro-rated earnings) shall be guaranteed to be paid in full at target; provided that, if the Company’s executive team, in its entirety, does not receive a 2015 bonus payout, Employee shall not receive any portion of his 2015 bonus target. Typically, bonuses, if any, are paid out no later than March 15 of the year following the applicable bonus year. Employee must be employed by Aegerion at the time of any such bonus payment in order to be eligible for any such payment.

(c) Signing Bonus. In addition to the above bonus, Employee will be eligible to receive a one-time cash sign-on bonus in the amount of $85,000, which will be paid out as soon as practical following the Effective Date. Employee must be employed by Aegerion at the time of the bonus payment in order to be eligible for any such payment. If, prior to the 12-month anniversary of the Effective Date, Employee resigns other than for Good Reason or Aegerion terminates Employee’s employment for Cause, then Employee agrees to repay to Aegerion the net amount of the signing bonus within 30 days of such termination of employment.

(d) Stock Options/Equity Grants. Subject to Board approval, the Company will offer to Employee the option (the “Option Award”) to purchase 200,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Option Award shall have an exercise price equal to the fair market value of the Common Stock on the date of grant (as determined by the Board or Compensation Committee thereof). The Option Award shall be subject to vesting and shall be issued pursuant to the terms of the Company’s 2010 Stock Option and Incentive Plan (or a successor plan, if any) and subject to the terms of a stock option agreement thereunder (collectively the “Equity Documents”). The vesting schedule for Employee’s Option Award will be the vesting schedule outlined in the Equity Documents (i.e., the option to purchase 200,000 shares will vest as follows: 25% of the option subject to the Option Award to vest on the first anniversary of the grant date, with the remaining 75% to vest in equal monthly installments over the three year period thereafter). The full terms and conditions related to these option grants shall be set forth in the Equity Documents and to the extent that there is any inconsistency between this Agreement and the Equity Documents, the Equity Documents shall control.

Section 5. Employee Benefits.

During the Term, Employee shall be eligible to participate in health insurance and other benefits provided generally to similarly situated employees of the Company, subject to the terms and conditions of the applicable benefit plans (which shall govern). Employee also shall be eligible for the same number of holidays and vacation days as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses; Relocation and Temporary Living Assistance.

During the Term of Employment, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

In addition, during a period ending on the earlier of (i) 24 months from the Effective Date or (ii) termination of Employee’s employment, Employee shall be eligible for a relocation transition allowance to cover the following expenses: (a) temporary housing, not to exceed $4,500 per month, for his use towards renting a suitable apartment in the Cambridge, Massachusetts area; and (b) commuting costs to include airfare/train fare not to exceed $250 weekly round trip, and taxi/car services to and from the airport/train station, which comply with the Company’s Global mobility policy (collectively with (a), the “Relocation Transition Allowance”); and (c) a “gross-up” payment in the amount necessary to offset the tax liability associated with the Relocation Transition Allowance outlined in (a) and (b); provided, that (x) Employee shall submit expense reports with supporting documentation in such form and containing such information as the Company may request to be reimbursed for all Relocation Transition Allowance expenses, and (y) if, prior to the 12-month anniversary of the payment of any Relocation Transition Allowance, the Employee resigns other than for Good Reason or the Company terminates the Employee’s employment for cause, the Employee shall repay to the Company the appropriate pro-rated amount of such Relocation Transition Allowance within 30 days of such termination of employment. For the avoidance of doubt, Employee’s eligibility for any Relocation Transition Allowance shall terminate on July 6, 2017.

Section 7. Termination of Employment.

(a) General. Employee’s employment with the Company shall terminate upon the earliest to occur of: (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 7 as if Employee had undergone such termination of employment (under the same circumstances) on the date of Employee’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death. The Company also may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event of Employee’s termination as a result of Employee’s death or Disability, Employee or Employee’s estate or beneficiaries, as the case may be, shall be entitled only to the Accrued Obligations, and Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company with Cause.

(i) The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i) or (ii) of the definition of Cause set forth in Section 1(d) hereof, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given ten (10) days’ written notice by the Company of its intention to terminate him with Cause, such notice to state the act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Employee has fully cured such act or acts or failure or failures to act, to the Company’s complete satisfaction, that give rise to Cause during such period.

(ii) In the event that the Company terminates Employee’s employment with Cause, Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment with Cause, except as set forth in this Section 7(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company with Cause shall be receipt of the Accrued Obligations.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability) and provided that he fully executes an effective Release of Claims as described in Section 7(g), Employee shall be eligible for:

(i) The Accrued Obligations;

(ii) The Severance Benefits; and

(iii) Acceleration of the vesting of 100% of Employee’s then outstanding unvested equity awards, such that all unvested equity awards vest and become fully exercisable or non-forfeitable as of the Date of Termination; provided that such termination without Cause and the Date of Termination occurs within eighteen (18) months after a Sale Event (the “Accelerated Equity Benefit”), in which case Employee shall have ninety (90) days from the Date of Termination to exercise the vested equity awards.

Notwithstanding the foregoing, the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits (and, in the case of such a termination within eighteen (18) months after a Sale Event, the Accelerated Equity Benefit), subject to his execution of the Release of Claims, and the Accrued Obligations.

In addition, the Severance Benefit set forth in Section 1(l)(i) shall be reduced dollar for dollar by any compensation Employee receives from another employer during the Severance Term. Employee agrees to give prompt notice of any employment during the Severance term and promptly shall respond to any reasonable inquiries concerning his professional activities. If the Company makes overpayments of Severance Benefits, Employee promptly shall return any such overpayments to the Company and/or hereby authorizes deductions from future Severance Benefit amounts. The foregoing shall not create any obligation on the Employee’s part to seek re-employment after the Date of Termination.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 7(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits (and, in the case of such a termination within eighteen (18) months after a Sale Event, the Accelerated Equity Benefit), subject to his execution of the Release of Claims, and the Accrued Obligations.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 7(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 7(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by Employee without Good Reason shall be receipt of the Accrued Obligations.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits pursuant to subsection (d) or (e) of this Section 7 (other than the Accrued Obligations) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) in accordance with the time limits set forth therein. If Employee fails to execute the Release of Claims in such a timely manner, or timely revokes Employee’s acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the thirty-fifth (35th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such thirty-fifth (35th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

Section 8. Confidentiality Agreement; Cooperation.

(a) Confidentiality Agreement. As a condition of Employee’s employment with the Company under the terms of this Agreement, Employee shall execute and deliver to the Company the Confidentiality Agreement, in the form attached hereto as Exhibit A. The parties hereto acknowledge and agree that this Agreement and the Confidentiality Agreement shall be considered separate contracts. In addition, Employee represents and warrants that he shall be able to and will perform the duties of this position without utilizing any confidential and/or proprietary information that Employee may have obtained in connection with employment with any prior employer, and that he shall not (i) disclose any such information to Aegerion, or (ii) induce any Aegerion employee to use any such information, in either case in violation of any confidentiality obligation, whether by agreement or otherwise.

(b) Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed Employee, provided, that the Employee will not have an obligation under this paragraph with respect to any claim in which the Employee has filed directly against the Company or related persons or entities. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company, provided Employee will not have any obligation under this paragraph with respect to any claim in which Employee has filed directly against the Company or related persons or entities. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 8(b).

Section 9. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments. The Company shall have no liability to Employee or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

Section 10. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a) If at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Employee’s separation from service, or (ii) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 11. Successors and Assigns.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. This Agreement may be assigned by the Company without Employee’s prior consent.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

Section 12. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 13. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b)

the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 14. Governing Law and Jurisdiction.

This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit. To the extent that any court action is initiated to enforce this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Section 15. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 16. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 17. Entire Agreement.

This Agreement, together with the Confidentiality Agreement attached hereto and the Equity Documents, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties (including any offer letter given to Employee) relating to the subject matter of this Agreement; provided however, that Employee remains subject to those conditions set forth in the offer letter regarding completion of an employment application and background and/or reference checks to the Company’s satisfaction, in addition to executing those forms necessary for the processing of such background check.

Section 18. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 7 through Section 19 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 19. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 20. Gender Neutral.

Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

/s/ Mary Weger
By:	Mary Weger
Title:	Chief Performance Officer

EMPLOYEE

/s/ Gregory Perry
Gregory Perry

AMENDMENT NO.  1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”), is entered into as of November 5, 2015, by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Gregory Perry (the “Employee”).

WHEREAS, Employee and Company are parties to that certain Employment Agreement, dated as of June 26, 2015 (the “Employment Agreement); and

WHEREAS, Employee and Company have agreed to amend certain provisions of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Company and Employee agree as follows:

1.                                      The following new definition shall be added to the Employment Agreement:

“Retention Bonus Amount” shall mean any cash retention bonus awarded prior to the Date of Termination.

2.                                      The final sentence of Section 7(b) of the Employment Agreement (entitled “Termination Due to Death or Disability”) shall be deleted in its entirety and replaced with the following:

“In the event of Employee’s termination as a result of Employee’s death or Disability, Employee or Employee’s estate or beneficiaries, as the case may be, shall be entitled only to the Accrued Obligations and the Retention Bonus Amount, and Employee shall have no further rights to any compensation or any other benefits under this Agreement.”

3.                                      Section 7(d) of the Employment Agreement (entitled “Termination by the Company without Cause”) shall be deleted in its entirety and replaced with the following:

“(d)                           Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability) and provided that he fully executes and does not revoke an effective Release of Claims as described in Section 7(g), Employee shall be eligible for:

(i)                                     The Accrued Obligations;

(ii)                                  The Severance Benefits;

(iii)                               At the end of the Severance Term, the Retention Bonus Amount; and

(iv)                              If such termination without Cause and the Date of Termination occur within eighteen (18) months after a Sale Event (as such term is defined in the Company’s 2010 Stock Option and Incentive Plan), acceleration of the vesting of 100% of Employee’s then outstanding unvested equity awards, such that all unvested equity awards vest and become fully exercisable or non-forfeitable as of the Date of Termination (the “Accelerated Equity Benefit”), in which case Employee shall have ninety (90) days from the Date of Termination to exercise the vested equity awards.

Notwithstanding the foregoing, the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of (i) the Severance Benefits (and, in the case of such a termination within eighteen (18) months after a Sale Event, the Accelerated Equity Benefit), subject to his execution of the Release of Claims, (ii) the Accrued Obligations, and (iii) at the end of the Severance Term, the Retention Bonus Amount, subject to his execution of the Release of Claims.

If the Company makes overpayments of Severance Benefits, Employee promptly shall return any such overpayments to the Company and/or hereby authorizes deductions from future Severance Benefit amounts.”

4.                                      The final sentence of Section 7(e) of the Employment Agreement (entitled “Termination by Employee with Good Reason”) shall be deleted in its entirety and replaced with the following:

“For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of (i) the Severance Benefits (and, in the case of such a termination within eighteen (18) months after a Sale Event, the Accelerated Equity Benefit), subject to his execution of the Release of Claims, (ii) the Accrued Obligations, and (iii) at the end of the Severance Term, the Retention Bonus Amount, subject to his execution of the Release of Claims.”

5.                                      The first sentence of Section 7(g) of the Employment Agreement (entitled “Release”) shall be deleted in its entirety and replaced with the following:

“Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits and the Retention Bonus Amount pursuant to subsection (d) or (e) of this Section 7 (other than the Accrued Obligations) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) in accordance with the time limits set forth therein.”

6.                                    Other Provisions. The Employment Agreement, as modified by this Amendment, shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Employment Agreement as a sealed instrument as of the date first above written.

AEGERION PHARMACEUTICALS, INC.		EMPLOYEE

/s/ Mary Weger		/s/ Gregory Perry
By:	Mary Weger	Gregory Perry
Title:	Chief Performance Officer	Title:	Chief Financial Officer

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the “Second Amendment”) is made and entered into as of May 3, 2016 by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Gregory Perry (the “Employee”), and effective as of February 12, 2016. Capitalized terms not defined in this Second Amendment will have the meanings ascribed to them in the Employment Agreement (as defined below).

RECITALS

WHEREAS, Employee and the Company entered into that certain Employment Agreement dated as of June 26, 2015, as amended November 5, 2015 (together, the “Employment Agreement”), which addresses the terms and conditions of Employee’s employment;

WHEREAS, Employee and the Company have agreed to further amend certain provisions of the Employment Agreement; and

WHEREAS, Employee and the Company each acknowledge and reaffirm their obligations under the Employment Agreement, as amended by this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, terms, provisions, and conditions set forth herein, Employee and the Company hereby agree as follows:

1. Position.   Section 3(a) of the Employment Agreement is hereby amended by deleting the reference to “Chief Financial Officer” and inserting “Chief Financial and Administration Officer” in its place.

2. Base Salary.  Section 4(a) of the Employment Agreement is hereby amended by deleting the reference to “$16,250 ($390,000)” and inserting “Eighteen Thousand Seven Hundred and Fifty Dollars ($18,750) (Four Hundred Fifty Thousand Dollars ($450,000) on an annualized basis)” in its place.

3. Target Bonus.  Section 4(b)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Employee will be eligible to earn an annual target bonus of up to fifty percent (50%) of his Base Salary (the “Target Bonus”).  The actual amount of such bonus, if any, including any overachievement component, will be determined by the Board and Employee’s manager in their sole discretion, based upon Company performance and any other factors that the Board, in its discretion, deems appropriate. Typically, bonuses, if any, are paid out no later than March 15 of the year following the applicable bonus year.  Employee must be employed by the Company at the time of any such bonus payment in order to be eligible to receive any such payment.

4. Incentive Payments.  Section 4 of the Employment Agreement is hereby amended by adding the following the new Section 4(e):

(e)Incentive Payments.  In addition to the Target Bonus, Employee is eligible to receive a series of incentive payments as set forth in clauses (i) through (iv) below (each, an “Incentive Payment” and together, the “Incentive Payments”); provided, however, that if a Sale Event (as defined in the Company’s 2010 Stock Option and Incentive Plan) occurs prior to December 31, 2016, any unpaid Incentive Payments will become earned upon the closing of a Sale Event and will be paid to Employee within thirty (30) days of the closing of the Sale Event, regardless of whether the underlying performance goals have been met. To be eligible to be paid any Incentive Payment, Employee must remain continuously employed by the Company through the date that the payment is earned.  In the event Employee remains continuously employed through such earned date(s), he shall be paid such Incentive Payment(s) at the date(s) described herein, regardless of whether Employee’s employment terminates after the earned date but before the payment date, and regardless of the timing or reason for such termination.

(i)Resolution of Regulatory Litigation. If there is public disclosure by the Company of an agreement in principle to resolve the U.S. Department of Justice and the Securities and Exchange Commission investigations on or before December 31, 2016, the Employee will be deemed to have earned as of the date of such public disclosure an Incentive Payment in the amount of $250,000, which the Company shall pay to Employee within thirty (30) days following the date of such public disclosure.

(ii)Reconfiguration. If, on or before February 28, 2016, Employee satisfactorily completes the reconfiguration of the Company (which will include without limitation an expansion of current responsibilities for coordination of supply chain and program management), as determined by the Board in its sole discretion, the Company will pay Employee an Incentive Payment in the amount of $100,000 within thirty (30) days following the public announcement of such reconfiguration.

(iii)Business Development. If, on or before December 31, 2016, the Company completes a business development deal resulting in the Company’s access to a new product or portfolio of products, the Employee will be deemed to have earned as of the date of such deal closing an Incentive Payment in the amount of $100,000, which the Company shall pay to Employee within thirty (30) days following the closing of any such deal.

(iv)Satisfactory/Timely Completion of Audit and 10-K Filing. If the Company’s financial audit in respect of fiscal year 2015 is completed and the Company’s 10-K is filed on or prior to March 15, 2016, the Company will pay Employee an Incentive Payment in the amount of $85,000 within thirty (30) days following the filing of the 10-K.

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5. Miscellaneous.  Except as expressly amended herein, the Employment Agreement will continue in full force and effect in accordance with its original terms.  This Second Amendment may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by Employee and a duly authorized designee of the Company.  The headings and captions in this Second Amendment are for convenience only and in no way define or describe the scope or content of any provision of this Second Amendment.  This Second Amendment is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. This Second Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Second Amendment has been executed by the Company, by its duly authorized representative, and by Employee, as of the date first written above.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Mary Szela
Name: Mary Szela
Title: Chief Executive Officer

Accepted and Agreed:

/s/ Gregory Perry
Gregory Perry

Signature Page to Second Amendment to G. Perry Employment Agreement

SCHEDULE “B”

GENERAL RELEASE AND WAIVER OF CLAIMS

In exchange for the severance benefits to be provided to me under the employment agreement between me and Novelion Services USA, Inc. (“Novelion Services”), dated as of November 28, 2016 (the “Employment Agreement”), to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this General Release and Waiver of Claims (the “Release of Claims”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement and, if the employment laws of Canada apply to my employment, the Ontario and British Columbia Employment Standards Acts, the Ontario and British Columbia Human Rights Codes, and any other applicable Canadian or provincial law, regulation or other requirement (each as amended from time to time) (collectively, the “Claims”), and I hereby release and forever discharge Novelion Services, its Affiliates (as defined in the Employment Agreement, and including for certainty and without limitation QLT Inc. and Aegerion Pharmaceuticals, Inc.), and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them (the “Releasees”), both individually and in their official capacities, from, and I hereby waive, any and all such Claims. This release shall not apply to (a) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of this Release of Claims; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that I may have under the certificate of incorporation or by-laws of Novelion Services, and any indemnification agreement between me and Novelion Services or any insurance policies maintained by Novelion Services; or (d) any right to receive any vested benefits under the terms of any employee benefit plans and my award agreements thereunder.

I agree that the Releasees have satisfied all obligations to me under the legislation referred to in the previous paragraph in relation to my employment and the cessation of my employment, and I have considered any and all human rights complaints, concerns, or issues arising out of or in respect to my employment with Novelion Services, I am aware of my rights under the legislation referred to in the previous paragraph, and I confirm that I am not asserting such rights or advancing a human rights claim or complaint against the Releasees.

Nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [twenty-one (21) /forty-five (45)]1 days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with Novelion Services terminates. I also acknowledge that I am hereby advised by Novelion Services to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Board of Directors of Novelion Services and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name: Gregory Perry

Date Signed:

1  To be determined by Novelion Services at the time of termination.

SCHEDULE “C”

CONFIDENTIALITY, ASSIGNMENT OF INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENT

[See attached]

NOVELION SERVICES USA, INC.

Employee Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement

In consideration and as a condition of my employment or continued employment by Novelion Services USA, Inc. (the “Company”), I agree as follows:

1.                                      Employee Acknowledgements.  I acknowledge that I will be provided, and/or have been provided, with trade secrets and/or valuable confidential business information belonging to the Company and/or its Affiliates (as defined in paragraph 19), and have developed and/or will develop substantial relationships with prospective and existing customers and clients of the Company and its Affiliates, and, as a result, shall benefit from the good will of the Company and its Affiliates. I also acknowledge that the Company and its Affiliates have invested substantial resources in the development of their trade secrets, confidential business information, client relationships and good will and in recruiting, hiring and training their professionals and staff. I further acknowledge that I have received and/or will receive substantial training from the Company and its Affiliates. I hereby acknowledge and agree that the Company and its Affiliates have a legitimate interest in protecting their substantial investment in their development of trade secrets, confidential information, good will and a highly trained staff and that the covenants to which I agree to be bound herein are necessary to protect such legitimate interests.

2.                                      Proprietary Information.  I agree that all information, whether or not in writing, concerning the business, technology, business relationships or financial affairs of the Company and its Affiliates which the Company (or applicable Affiliate) has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company (or applicable Affiliate). By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company or its Affiliates from customers or suppliers or other third parties.

3.                                      Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and its Affiliates and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

4.                                      Rights of Others.  I understand that the Company and its Affiliates are now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons which require the Company (or applicable Affiliate) to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

5.                                      Commitment to Company: Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company (including the services the Company provides to its Affiliates). I will advise the Chief Executive Officer of the Company at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

6.                                      Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment (collectively, the “Developments”). I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company (or any Affiliate designated by the Company) and its successors and assigns all my right, title and interest in all Developments that: (a) relate to the business of the Company or its Affiliates or any customer of the Company or its Affiliates or any of the products or services being researched, developed, manufactured or sold by the Company or its Affiliates or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result and/or are developed during or after my employment from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or its Affiliates (collectively, “Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company or Affiliate product, process or machine or other work done for the Company or an Affiliate, I hereby grant to the Company (or any Affiliate designated by the Company) a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company of any of its Affiliates any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company or its Affiliates actually are engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company or its Affiliates. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 6 will be interpreted not to apply to any invention which a court rules and/or the Company agrees, falls within such classes. I also hereby waive all claims to any moral rights or other special rights which may have or accrue in any Company-Related Developments or Intellectual Property Rights.

7.                                      Documents and Other Materials.  I will keep and maintain adequate and current records of: (a) all Proprietary Information and Company-Related Developments developed by me during my employment; and (b) all documentation regarding any Intellectual Property Rights, which relate to such Proprietary Information and Company-Related Developments. Such records will be available to and remain the sole property of the Company (or applicable Affiliate of the Company) at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company (or applicable Affiliate) to be used by me only in the performance of my duties for the Company. Any property situated on the premises of the Company or its Affiliates, owned or purchased by the Company or its Affiliates, disseminated by the Company or its Affiliates, and/or used or created by me for business purposes in the course of my duties for the Company, including without limitation computers, email accounts, cell phone records and text messages, disks and other storage media, filing cabinets or other work areas, is the property of the Company (or, if applicable, an Affiliate) and is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all Company and Affiliate property, including, without limitation, all Proprietary Information, all documents related to Company-Related Developments, all computers, keys, passwords, cell phones, entry cards, files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written,

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photographic or other tangible material, and will not take or keep in my possession any Company or Affiliate property or any copies (electronic or hard-copy) of such property.

8.                                      Enforcement of Intellectual Property.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its (or any Affiliate’s) rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its (or any Affiliate’s) rights and interests in any Company-Related Development.

9.                                      Non-Competition and Non-Solicitation. In order to protect the Proprietary Information and good will of the Company and its Affiliates, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are competitive (directly or indirectly) with the products or services of the Company or its Affiliates, or products or services that the Company or its Affiliates have under development or that are the subject of active planning at any time during the last 24 months of my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, for any purpose that is competitive with or detrimental to the business of the Company or an Affiliate, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or its Affiliates, or any suppliers thereof, and/or (b) solicit, entice, or attempt to persuade any other employee or consultant of the Company or an Affiliate to leave the Company or Affiliate for any reason. I acknowledge and agree that if I violate any of the provisions of this paragraph 9, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

10.                               Government Contracts.  I acknowledge that the Company and/or its Affiliates may have from time to time agreements with other persons or governmental authorities which impose obligations or restrictions on the Company and/or its Affiliates regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 6, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be held by the particular governmental authority under any contract between the Company and the given governmental authority.

11.                               Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer (other than Aegerion Pharmaceuticals, Inc.) or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or its Affiliates or induce the Company or its Affiliates to use any confidential or proprietary information or material belonging to any previous employer (other than Aegerion Pharmaceuticals, Inc.)  or others.

12.                               Remedies Upon Breach.

(a)                                 Equitable Relief. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its Affiliates and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company and its Affiliates substantial and irrevocable damage and therefore, in the event of such breach, the Company and/or any Affiliate affected by such breach, in addition to such other remedies which may be available, will be entitled to seek specific performance and other injunctive relief, without the posting of a bond.

(b)                                 Indemnification. If I violate this Agreement, in addition to all other remedies available to the Company and any affected Affiliates at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s (or, if applicable, Affiliate’s) costs of enforcement of this Agreement, including attorneys’ fees and expenses. I also agree that I will

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defend, indemnify and/or hold the Company and its Affiliates harmless from and against any and all liabilities, losses, damages, claims or demands whatsoever (including expenses, court costs and reasonable attorneys’ fees) asserted against or incurred by the Company or any Affiliate as a result of or by reason of the Company or such Affiliate having to defend any claim arising from my use of proprietary or trade secret information of a prior employer or my breach of a restrictive covenant with any prior employer, and from any damages resulting from a final judgment or reasonable settlement of such claims. This indemnification shall include, but not be limited to, claims for infringement of patents, trademarks or copyrights, misappropriation of trade secrets or confidential information, and/or breach of any restrictive covenants, and is without prejudice to any other rights held by, or remedies available to, the Company or its Affiliates at law.

13.                               Use of Voice, Image and Likeness. During the period of my employment, I give the Company and its Affiliates permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company and/or its Affiliates, for the purposes of advertising and promoting such products and/or services and/or the Company and/or its Affiliates, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

14.                               Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company (including in connection with its Affiliates) and/or incorporates any Proprietary Information.

15.                               No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

16.                               Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its Affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

17.                               Updating Information to the Company: Disclosure to Future Employers. For twelve (12) months following termination of my employment, I will (a) notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities, and (b) provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

18.                               Reimbursement.  I hereby authorize the Company at any time during or after the term of my employment to withhold from any amounts otherwise owed to me (including, but not limited to, salary, bonus, severance, commissions and expense reimbursements) to the fullest extent permitted by applicable law: any and all amounts due to the Company from me, including, but not limited to, cash advances, draws, travel advances, overpayments made by the Company to me, amounts received by me due to the Company’s error, unpaid personal credit card or phone charges or any other debt I owe to the Company for any reason, including amounts with respect to misuse or misappropriation of Company assets or breach of this Agreement.

19.                               Application to Affiliates.  I acknowledge that my duties as an employee of the Company may include providing certain management services to QLT Inc., Aegerion Pharmaceuticals, Inc., and other current or future affiliates of the Company within the meaning of the Delaware General Corporation Law (collectively the “Affiliates” and each an “Affiliate”), on behalf of the Company.  I agree that each such Affiliate will have the same rights that the Company has under this Agreement (including the right to indemnification and other remedies under paragraph 12), and that I will have the same obligations to each Affiliate as I have to the Company under this Agreement, as if such Affiliate was a signatory to this Agreement instead of the Company, except that if there is any conflict between my obligations under this Agreement to the Company and to one or more of its Affiliates, my obligations to the Affiliate will prevail.  I acknowledge to each Affiliate that it has direct rights against me under this Agreement. To the extent required by law to give full effect to these direct rights, I acknowledge and agree that the Company is and will be deemed to be acting as agent or trustee on behalf of and for the benefit of each Affiliate.

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20.                               Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

21.                               Interpretation.  This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this Employee Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Gregory Perry

Name:	Gregory Perry

Date:	November 28, 2016

EXHIBIT A

To:	Novelion Services USA, Inc. (the “Company”)

From:	Gregory Perry

Date:

SUBJECT:                                     Prior Inventions

The following is a complete list of all inventions or improvements that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements

See below:

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

None

See below: